Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 10-12G, filed with the SEC (the "Registration Statement"), of our report dated January 14, 2013, relating to the consolidated balance sheet of UBL Interactive, Inc. as of September 30, 2011, and the related consolidated statements of operations, stockholders' deficit and cash flows for the fiscal year then ended appearing in the Registration Statement.

Berman & Company, P.A.
Certified Public Accountants
Boca Raton, Florida
May 14, 2013

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892-3715
www.bermancpas corn • info@bermancpas.com
Registered with the PCAOB•Member AICPAC Center for Audit Quality
Member America Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants